Exhibit 99.1
November 3, 2020

Prudential Financial, Inc. Announces
Third Quarter 2020 Results

•Net income attributable to Prudential Financial, Inc. of $1.487 billion or $3.70 per Common share versus net income of $1.418 billion or $3.44 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.291 billion or $3.21 per Common share versus $1.274 billion or $3.09 per share for the year-ago quarter(1).
•Book value per Common share of $165.75 versus $163.19 per share for the year-ago; adjusted book value per Common share of $94.36 versus $99.67 per share for the year-ago.
•Parent company highly liquid assets of $6.1 billion versus $6.2 billion for the year-ago.
•Assets under management amounted to $1.648 trillion versus $1.519 trillion for the year-ago.

Charles Lowrey, Chairman and CEO, commented on results:

“During the third quarter, we continued to execute on our 2020 priorities. We continued to reprice products and pivot to less rate-sensitive products. We also took further measures to rotate our earnings mix toward higher growth markets, as evidenced by our agreement to sell Prudential of Taiwan and the closing of our Prudential of Korea divestiture.

We are ahead of pace with our cost savings program, already realizing $135 million of savings through the third quarter of 2020 versus our full-year goal of $140 million. We are continuing to improve how we help our customers, and our employees are creating new ways of working. As a result, we expect to generate an additional $250 million in efficiencies by the end of 2023, bringing our total expected cost savings to $750 million.

I want to thank our employees for their commitment and dedication to fulfilling our company purpose and remaining focused on addressing the evolving needs of our customers with products, advice, and insights that make a meaningful difference in their lives.”

NEWARK, N.J. - Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc. was $1.487 billion ($3.70 per Common share) for the third quarter of 2020, compared to net income of $1.418 billion ($3.44 per Common share) for the third quarter of 2019. After-tax adjusted operating income was $1.291 billion ($3.21 per Common share) for the third quarter of 2020, compared to $1.274 billion ($3.09 per Common share) for the third quarter of 2019.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses (consisting of U.S. Workplace Solutions, U.S. Individual Solutions, and Assurance IQ), International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.

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Prudential Financial, Inc. Third Quarter 2020 Earnings Release	Page 2
PGIM
PGIM, the Company’s global investment management business, reported record high adjusted operating income of $370 million for the third quarter of 2020, compared to $232 million in the year-ago quarter. The increase reflects higher Other Related Revenue, driven by an increase in co- and seed investment earnings, record high agency revenue, and higher incentive fees, as well as higher asset management fees, driven by an increase in average account values, partially offset by higher expenses.
PGIM assets under management of $1.443 trillion, a record high, were up 11% from the year-ago quarter, reflecting market appreciation and public fixed income inflows, partially offset by public equity outflows. Third-party net inflows of $7.3 billion in the current quarter reflect retail inflows of $5.3 billion and institutional inflows of $2.0 billion.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $873 million for the third quarter of 2020, compared to $910 million in the year-ago quarter. The decrease reflects lower net fee income, net of distribution expenses and other associated costs, in our Individual Annuities business and less favorable underwriting results, driven by COVID-19 related net mortality experience, partially offset by higher net investment spread results, driven by higher variable investment income.
U.S. Workplace Solutions, consisting of Retirement and Group Insurance, reported adjusted operating income of $394 million for the third quarter of 2020, compared to $392 million in the year-ago quarter.
Retirement:
•Reported adjusted operating income of $372 million in the current quarter, compared to $302 million in the year-ago quarter. The increase reflects higher net investment spread results, driven by higher variable investment income, and higher reserve gains, including favorable impacts due to COVID-19.

•Account values of $520 billion, a record high, were up 9% from the year-ago quarter, primarily driven by market appreciation and net inflows. Net inflows in the current quarter totaled $3.8 billion with $5.2 billion from Full Service, primarily driven by a large defined contribution plan sale, partially offset by $1.4 billion of net outflows from Institutional Investment Products.

Group Insurance:
•Reported adjusted operating income of $22 million in the current quarter, compared to $90 million in the year-ago quarter. The decrease primarily reflects less favorable underwriting results in our Group Life business due to COVID-19.

•Reported earned premiums, policy charges, and fees of $1.3 billion in the current quarter were consistent with the year-ago quarter.
U.S. Individual Solutions, consisting of Individual Annuities and Individual Life, reported adjusted operating income of $509 million for the third quarter of 2020, compared to $518 million in the year-ago quarter.
Individual Annuities:
•Reported adjusted operating income of $408 million in the current quarter, compared to $459 million in the year-ago quarter. The decrease reflects lower fee income, net of distribution expenses and other associated costs, partially offset by higher net investment spread results.

•Account values of $164 billion were down 1% from the year-ago quarter, reflecting net outflows, partially offset by equity market appreciation. Gross sales of $1.6 billion in the current quarter reflect our continued product repricing and pivot strategy.

Individual Life:
•Reported adjusted operating income of $101 million in the current quarter, compared to $59 million in the year-ago quarter. The increase reflects higher net investment spread results and lower expenses.

•Sales of $172 million in the current quarter were down 2% from the year-ago quarter, as higher Variable sales were largely offset by lower Term and other Universal Life sales.

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Prudential Financial, Inc. Third Quarter 2020 Earnings Release	Page 3
Assurance IQ reported a loss, on an adjusted operating income basis, of $30 million in the current quarter. This reflects the impact of higher expenses driven by recruiting, training, and licensing costs in preparation for the Medicare annual enrollment period in the fourth quarter.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $775 million for the third quarter of 2020, compared to $721 million in the year-ago quarter. The increase reflects lower expenses, business growth, and more favorable underwriting results, partially offset by lower earnings from joint venture investments and lower net investment spread results.
Life Planner:
•Reported adjusted operating income of $414 million in the current quarter, compared to $297 million in the year-ago quarter. The increase reflects lower expenses, business growth, and more favorable underwriting results.

•Constant dollar basis sales of $395 million in the current quarter increased 57% from the year-ago quarter, primarily reflecting higher sales in Japan ahead of August U.S. dollar-denominated product repricing and from the easing of COVID-19 restrictions.

Gibraltar Life & Other:
•Reported adjusted operating income of $361 million in the current quarter, compared to $424 million in the year-ago quarter. The decrease reflects lower earnings from joint venture investments, higher expenses, and lower net investment spread results, partially offset by more favorable underwriting results.

•Constant dollar basis sales of $408 million in the current quarter increased 30% from the year-ago quarter, reflecting higher sales in Japan ahead of August U.S. dollar-denominated product repricing.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $455 million for the third quarter of 2020, compared to a loss of $281 million in the year-ago quarter. The higher loss reflects higher expenses, lower net investment income, higher interest expense on debt, and lower income from pension and other employee benefit plans.
NET INCOME
Net income in the current quarter included $134 million of pre-tax losses related to market experience updates, $132 million of pre-tax net losses from divested and run-off businesses driven by a charge to adjust the carrying value of Prudential of Taiwan in anticipation of its sale, and $153 million of pre-tax net realized investment gains and related charges and adjustments, including $12 million from impairment and credit-related losses.
Net income for the year-ago quarter included $239 million of pre-tax net realized investment gains and related charges and adjustments, including $99 million from impairment and credit-related losses, and $314 million of pre-tax losses related to market experience updates.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(2)
Certain of the statements included in this release, including those regarding our priorities, cost savings goals, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding our priorities, cost savings goals and other business strategies are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors, including the impact of the COVID-19 pandemic. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
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Prudential Financial, Inc. Third Quarter 2020 Earnings Release	Page 4
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.
We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, November 4, 2020, at 11:00 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 336-4437 (domestic) or (234) 720-6985 (international) and using access code 2805600. All others may join the conference call in listen-only mode by dialing one of the above numbers. A replay will remain on the Investor Relations website through November 18. To access a replay via phone starting at 4:00 p.m. ET on November 4 through November 11, dial (866) 207-1041 (domestic) or (402) 970-0847 (international) and use replay code 6929347.

(1)Reclassification of results of Prudential Life Insurance Company of Taiwan Inc. (“POT”):
Adjusted operating income reflects the reclassification of results of POT from International Businesses to Divested and Run-off Businesses in Corporate and Other. POT’s results are excluded from adjusted operating income as a result of the business being held for sale.
(2)Description of Non-GAAP Measures:
Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.
Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income beginning with the second quarter of 2019, which we believe enhances the
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Prudential Financial, Inc. Third Quarter 2020 Earnings Release	Page 5
understanding of underlying performance trends.
Adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. Adjusted operating income also excludes other items, such as certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1.5 trillion in assets under management as of September 30, 2020, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Adjusted operating income (loss) before income taxes (1):
PGIM	$370	$232	$858	$710
U.S. Businesses:
U.S. Workplace Solutions division	394	392	969	1,244
U.S. Individual Solutions division	509	518	1,047	1,422
Assurance IQ division	(30)	—	(69)	—
Total U.S. Businesses	873	910	1,947	2,666
International Businesses	775	721	2,162	2,364
Corporate and Other	(455)	(281)	(1,338)	(1,028)
Total adjusted operating income before income taxes	$1,563	$1,582	$3,629	$4,712
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments (2)	$153	$239	$(3,099)	$(1,031)
Market experience updates	(134)	(314)	(1,016)	(515)
Divested and Run-off Businesses:
Closed Block division	8	45	(15)	5
Other Divested and Run-off Businesses	(132)	207	(725)	641
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	1	(34)	(62)	(71)
Other adjustments (3)	(12)	—	65	—
Total reconciling items, before income taxes	(116)	143	(4,852)	(971)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$1,447	$1,725	$(1,223)	$3,741
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$1,487	$1,418	$(1,193)	$3,058
Income attributable to noncontrolling interests	20	7	25	42
Net income (loss)	1,507	1,425	(1,168)	3,100
Less: Earnings attributable to noncontrolling interests	20	7	25	42
Income (loss) attributable to Prudential Financial, Inc.	1,487	1,418	(1,193)	3,058
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(10)	25	37	43
Income (loss) (after-tax) before equity in earnings of operating joint ventures	1,497	1,393	(1,230)	3,015
Less: Total reconciling items, before income taxes	(116)	143	(4,852)	(971)
Less: Income taxes, not applicable to adjusted operating income	(322)	24	(694)	(245)
Total reconciling items, after income taxes	206	119	(4,158)	(726)
After-tax adjusted operating income (1)	1,291	1,274	2,928	3,741
Income taxes, applicable to adjusted operating income	272	308	701	971
Adjusted operating income before income taxes (1)	$1,563	$1,582	$3,629	$4,712

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Earnings per share of Common Stock (diluted):
Net income (loss) attributable to Prudential Financial, Inc.	$3.70	$3.44	$(3.06)	$7.35
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments (2)	0.39	0.59	(7.79)	(2.50)
Market experience updates	(0.34)	(0.77)	(2.56)	(1.25)
Divested and Run-off Businesses:
Closed Block division	0.02	0.11	(0.04)	0.01
Other Divested and Run-off Businesses	(0.33)	0.51	(1.82)	1.55
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	—	0.05	0.02
Other adjustments (3)	(0.03)	—	0.16	—
Total reconciling items, before income taxes	(0.30)	0.44	(12.00)	(2.17)
Less: Income taxes, not applicable to adjusted operating income	(0.79)	0.09	(1.67)	(0.54)
Total reconciling items, after income taxes	0.49	0.35	(10.33)	(1.63)
After-tax adjusted operating income	$3.21	$3.09	$7.27	$8.98
Weighted average number of outstanding common shares (basic)	395.3	404.1	395.6	406.2
Weighted average number of outstanding common shares (diluted)	397.1	408.5	397.6	413.2
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$1,487	$1,418	$(1,193)	$3,058
Earnings related to interest, net of tax, on exchangeable surplus notes	—	1	—	12
Less: Earnings allocated to participating unvested share-based payment awards	18	15	16	33
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,469	$1,404	$(1,209)	$3,037
After-tax adjusted operating income (1)	$1,291	$1,274	$2,928	$3,741
Earnings related to interest, net of tax, on exchangeable surplus notes	—	1	—	12
Less: Earnings allocated to participating unvested share-based payment awards	16	14	36	42
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,275	$1,261	$2,892	$3,711
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$66,217	$65,798
Less: Accumulated other comprehensive income (AOCI)	30,001	27,558
GAAP book value excluding AOCI	36,216	38,240
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,482)	(1,946)
Adjusted book value	37,698	40,186
End of period number of common shares (diluted)	399.5	403.2
GAAP book value per common share - diluted	165.75	163.19
GAAP book value excluding AOCI per share - diluted	90.65	94.84
Adjusted book value per common share - diluted	94.36	99.67

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$591.0	$539.8
Retail customers (4)	343.0	291.3
General account	509.1	474.7
Total PGIM	$1,443.1	$1,305.8
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$15.9	$14.8	$51.5	$44.4
Net additions (withdrawals), other than money market	$2.0	$(2.2)	$0.5	$(7.2)
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$22.2	$14.5	$70.4	$41.6
Net additions, other than money market	$5.3	$3.0	$13.4	$4.5
U.S. Workplace Solutions Division:
Retirement:
Full Service:
Deposits and sales	$14,705	$7,458	$29,112	$28,072
Net additions (withdrawals)	$5,240	$(3,300)	$3,939	$950
Total account value at end of period	$285,010	$259,946
Institutional Investment Products:
Gross additions	$2,780	$5,235	$14,218	$22,526
Net additions (withdrawals)	$(1,409)	$609	$992	$10,090
Total account value at end of period	$234,696	$217,580
Group Insurance:
Group Insurance Annualized New Business Premiums (5):
Group life	$46	$42	$227	$233
Group disability	17	18	143	153
Total	$63	$60	$370	$386
U.S. Individual Solutions Division:
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,562	$2,657	$4,835	$7,639
Sales, net of full surrenders and death benefits	$(249)	$89	$(905)	$734
Total account value at end of period	$164,198	$164,698
Individual Life:
Individual Life Insurance Annualized New Business Premiums (5):
Term life	$34	$49	$114	$153
Guaranteed universal life	20	24	83	69
Other universal life	20	35	73	113
Variable life	98	67	273	184
Total	$172	$175	$543	$519
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$788	$562	$1,750	$1,764
Constant exchange rate basis	$803	$564	$1,786	$1,775

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	Three Months Ended
	September 30
	2020	2019
Assets and Assets Under Management and Administration:
Total assets	$911.6	$885.6
Assets under management (at fair market value):
PGIM (4)	1,443.1	1,305.8
U.S. Businesses:
U.S. Workplace Solutions division	97.1	90.7
U.S. Individual Solutions division (4)	95.2	110.5
Total U.S. Businesses	192.3	201.2
International Businesses	12.7	11.8
Total assets under management	1,648.1	1,518.8
Client assets under administration	306.1	273.5
Total assets under management and administration	$1,954.2	$1,792.3

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Effective fourth quarter of 2019, realized investment gains (losses), net, and related charges and adjustments now includes results previously disclosed as investment gains (losses) on assets supporting experience rated contractholder liabilities, net and change in experience rated contractholder liabilities due to asset value changes. Prior period amounts have been reclassified to conform to current period presentation.

(3)	Represents adjustments not included in the above reconciling items. “Other adjustments” include certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration.

(4)	Effective first quarter of 2020, certain assets have been reclassified from U.S. Individual Solutions division to PGIM. Prior period amounts have been reclassified to conform to current period presentation.

(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 104 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.